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                                                                    EXHIBIT 10.6


                        FILM RIGHTS TRANSFER AGREEMENT


                          Dated as of March 23, 1998


                                 by and among



                     CONRAD ENTERTAINMENT, LLC ("Buyer"),

                                      and

                        VIDEO CITY, INC. ("Seller"),



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                        FILM RIGHTS TRANSFER AGREEMENT


     This FILM RIGHTS TRANSFER AGREEMENT, dated as of March 23, 1998 is by and among CONRAD ENTERTAINMENT, LLC., A NEVADA LIMITED LIABILITY COMPANY ("Buyer") and VIDEO CITY, INC., A DELAWARE CORPORATION ("Seller").


                                   RECITALS

     Seller is the owner of a certain film library consisting of domestic rights to approximately 47 titles and foreign rights to approximately 9 titles.

     Buyer desires to purchase and Seller desires to sell the aforementioned rights, all upon the terms and subject to the conditions set forth in this Agreement.


                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

SECTION 1. DEFINITIONS. In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings specified or referred to in this Section 1:

          "Acquired Rights" shall mean collectively all of Seller's right, title and interest in and to the Library, including, without limitation, each and every Picture therein and all Receivables, Intellectual Property Rights and all Contracts related thereto.

          "Agreement" means this Asset Purchase Agreement, and all exhibits and schedules hereto and all amendments, modifications and supplements hereto and hereof.

          "Assumed Liabilities" means those certain liabilities arising under or pursuant to (a) that certain License Agreement dated as of November 8, 1994 by and between Prism Entertainment Corporation (Seller's predecessor-in-interest) and Turner Home Entertainment, Inc., (b) that certain Deal Memorandum dated January 14, 1994 between C/FP Distribution and Prism Entertainment Corporation, and (c) the Screen Actors Guild Theatrical Basic Agreement, as the same relate to the Acquired Rights, and then only to the extent that such liabilities accrue and arise on and after the Closing Date.

          "Consent" means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                                      -2-
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          "Contemplated Transactions" means all of the transactions contemplated by this Agreement.

          "Contract" means any agreement, contract, lease, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

          "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, mortgage, hypothecation, attachment, conditional sale, title retention, security interest or similar arrangement, device, right of first refusal, or restriction of any kind, including any restriction on use, voting, receipt of income, or exercise of any other attribute of ownership.

          "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          "Governmental Body" means any:

          (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

          (b)  federal, state, local, municipal, foreign, or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

          (d)  multi-national organization or body; or

          (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          "Intellectual Property Rights" means all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, publicity and privacy rights, celebrity rights, applications for trademarks and for service marks, know-how and other proprietary rights and information under any federal or state statute or common law or the laws of any foreign jurisdictions.

          "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

          "Library" means all of the Pictures, and all master tapes and prints thereof and all other tangible property relating thereto.

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          "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, verdict, or similar authoritative ruling entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "Pictures" means all domestic and/or foreign rights, as the case may be, to exploit in all forms of media now or hereafter known, those certain motion pictures set forth on Exhibit "A" attached hereto and made a part hereof, along with all other rights of ownership that Seller may now have in such motion pictures.

          "Proceeding" means any action, arbitration, audit, hearing, inquiry, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Receivables" means those certain receivables generated by the ownership and exploitation of the Library as more particularly set forth on Exhibit "B" attached hereto and made a part hereof.

          "Tax" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

SECTION 2.  SALE AND TRANSFER OF RIGHTS AND ASSUMPTION OF LIABILITIES; CLOSING.

       2.1 SALE AND TRANSFER OF RIGHTS. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.6 below), Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from Seller, all of the Acquired Rights. Seller represents and warrants that at the time of Closing, each and every Acquired Right will be free and clear of any and all Encumbrances.

       2.2 ASSUMPTION OF LIABILITIES. Notwithstanding anything contained in this Agreement to the contrary, Buyer is not assuming and shall not be responsible for any debts, obligations, liabilities of any kind or nature, whether known or unknown, absolute, contingent or otherwise, of Seller (including, without limitation, those relating to the Acquired Rights) whether occurring prior to or after the Closing except for the Assumed Liabilities.

                                      -4-
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       2.3   ASSIGNMENT OF CONTRACTS AND INTELLECTUAL PROPERTY RIGHTS.

             (a) To the extent that the assignment hereunder of any Contracts, Governmental Authorizations or Intellectual Property Rights require the Consent to the assignment or transfer of any other party (or in the event that any of the same shall be non-assignable), neither this Agreement nor any actions taken hereunder will constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and Buyer will use commercially reasonable best efforts to obtain the Consent of such other party to an assignment to Buyer.

             (b) If such consent is not obtained, Seller shall cooperate with Buyer in a reasonable arrangement designed to provide Buyer with the benefits and burdens of any such Contracts, Governmental Authorizations and Intellectual Property Rights, including appointing Buyer to act as its agent to perform all of Seller' obligations under such Contracts, Governmental Authorizations and Intellectual Property Rights and to collect and promptly remit to Buyer all compensation received by Seller pursuant to those Contracts, Governmental Authorizations and Intellectual Property Rights and to enforce for the account and benefit of Buyer, any and all rights of Seller against any other Person arising out of the breach, infringement or cancellation of such Contracts, Governmental Authorizations or Intellectual Property Rights by such other Person or otherwise (any and all of which arrangements will constitute, as between the parties hereto, a deemed assignment or transfer); provided that, to the extent that Seller is required to undertake any services or take any actions in furtherance of the performance of such Contracts, Governmental Authorizations or Intellectual Property Rights, any such services or actions will be the subject of a separate agreement that the parties will, in good faith, negotiate as promptly as possible and which will be mutually acceptable to the parties, but no such agreement shall require Buyer to incur any liability or expense.

       2.4 WAIVER OF BULK SALES PROVISIONS. Buyer hereby waives compliance with all provisions of the Bulk Sales Laws of California, if applicable to the Contemplated Transactions, and in consideration of such waiver, Seller agrees to indemnify Buyer against and hold him harmless from any and all Damages (as defined in Section 8.2 below) resulting from or arising out of such noncompliance.

       2.5 PURCHASE PRICE. The purchase price (the "Purchase Price") for the Acquired Rights is the sum of $1,350,000.

       2.6  CLOSING.   The purchase and sale (the "Closing") provided for in
this agreement will take place at the offices of Heenan Blaikie, a California Professional Corporation, 9401 Wilshire Boulevard, Beverly Hills, California, at 10:00 A.M. (local time) within three business days after the conditions set forth in Sections 5 and 6 are either satisfied or waived by the appropriate party, or at such other time and place as the parties may agree. The "Closing Date" shall be the date on which the Closing occurs.

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       2.7 CLOSING OBLIGATIONS.  At the Closing:

           (a) Seller will deliver to Buyer:

               (i)    Possession of or access to the tangible Acquired Rights;

               (ii) An assignment of copyright for each Picture in the Library and encompassing all Intellectual Property Rights thereto, in form acceptable to Buyer (the "Copyright Assignment");

               (iii) A Uniform Commercial Code financing statement with respect to the sale of the Receivables, executed by Seller, in form and substance satisfactory to Buyer for filings in the States of Delaware and California;

               (iv) releases of all Encumbrances of record with respect to the Acquired Rights, in form and substance satisfactory to Buyer, including without limitation all copyright mortgage releases and Uniform Commercial Code termination statements; and

               (v) All other documents and instruments that Buyer shall reasonably request in order to effectuate the transfer of all Receivables, Contracts and Intellectual Property Rights to Buyer.

           (b) Buyer will deliver to Seller:

               (i) The Purchase Price by wire transfer to an account specified in writing by Seller not less than one business day prior to the Closing Date; and

               (ii) All other documents and instruments that Seller shall reasonably request in order to effectuate the transfer of all Receivables, Contracts and Intellectual Property Rights to Buyer.


SECTION 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

           Seller represents, warrants and consents to Buyer as follows:

       3.1 ORGANIZATION AND GOOD STANDING.

           (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use with respect to its business. Seller is duly qualified to do

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business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

       3.2 DUE AUTHORIZATION, EXECUTION AND ENFORCEABILITY WITH RESPECT TO SELLER. This Agreement has been duly and validly authorized by all necessary corporate action on the part of Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the corporate right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

       3.3 NO CONFLICTS; CONSENTS. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

              (i) contravene, conflict with, or result in a violation of (A) any provision of the organizational documents of Seller, or (B) any resolution adopted by the board of directors or the shareholders of Seller;

              (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, or any of the Acquired Rights, is subject;

              (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller in connection with the Acquired Rights;

              (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

              (v) result in the imposition or creation of any Encumbrance upon or with respect to any Acquired Asset; or

              (vi) require Seller to give any notice to or obtain any Consent from any Person.

       3.4 NO UNDISCLOSED LIABILITIES. Except to the extent of the Assumed Liabilities, Seller has no liabilities or obligations associated with the Acquired Rights (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations specifically disclosed to Buyer herein. No liability or obligation of any nature, whether accrued,

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absolute, contingent or otherwise, relating to Seller or the Acquired
Rights (other than the Assumed Liabilities) exists which could, after the Closing result in any form of transferee liability against Buyer or subject any of the Acquired Rights to any Encumbrance whatsoever or otherwise affect the full, free and unencumbered use of the Acquired Rights by Buyer.

       3.5 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. No event has occurred or circumstance exists with respect to the Acquired Rights that (with or without notice or lapse of time) (A) may constitute or result in a material violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement that is or was applicable to the ownership and/or exploitation of the Acquired Rights, or (B) may give rise to any material obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and Seller has not received with respect to the Acquired Rights any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any Legal Requirement that is or was applicable to the ownership and/or exploitation of the Acquired Rights, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

       3.6 INTELLECTUAL PROPERTY. Seller owns or possesses adequate licenses or other valid rights to use all Intellectual Property Rights used or held for use in connection with the Library, each and every Picture and other Acquired Rights and there is no assertion or claim challenging the validity of any of the foregoing. The exploitation of the Acquired Rights does not and will not conflict with any Intellectual Property Rights of any third party. There are no infringements of any Intellectual Property Rights used or held for use in connection with the Acquired Rights.

       3.7 FULL DISCLOSURE.   No representation or warranty made by Seller
contained in this Agreement or any certificate, document or other instrument furnished or to be furnished by Seller pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make any statement contained herein or therein not misleading. Seller is not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be materially true and complete on the date of such event or occurrence as if made on that date.

       3.8 PAYMENTS. To the extent that Seller receives any payment from any third party that constitutes payment on account of any Receivable, Seller shall be deemed to have received such amounts in trust for the benefit of Buyer, and shall within three business days of receipt thereof, pay over such amounts to the Buyer. In the event that Buyer receives checks payable to Seller that apply to the Receivables, seller authorized buyer to endorse Seller's name on the checks (or otherwise to negotiate the checks) and retain the proceeds of the checks. Notwithstanding anything to the contrary contained herein, Seller agrees, within 5 business days after the Closing, to execute and deliver to each account debtor on behalf of each and every Receivable, an irrevocable letter of direction in the form attached hereto as Exhibit "C" and made a part hereof and deliver to Buyer confirmation that each and every such account debtor has received such letter of direction.

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       3.9   TITLE.  Seller is the owner of the Acquired Rights, free and clear of any and all Encumbrances. Upon Closing, Buyer shall be vested with a valid perfected ownership interest in the Acquired Rights, subject to no Encumbrances whatsoever and prior to and enforceable against all creditors of and purchasers from the Seller and all other persons whatsoever.

       3.10 UCC FILINGS. As of the date hereof, the Seller's chief executive office (within the meaning of the California Uniform Commercial Code (the "UCC")) is located at the address stated herein. No UCC financing statement applicable to the Receivables or any other Acquired Right is currently on file in the applicable UCC filing offices in California and the Seller has not executed as debtor any UCC financing statement applicable to the Receivables.

       3.11 BOARD APPROVAL. There has been fully disclosed to all members of the Board of Directors of Seller the relationships between all of the parties to the Contemplated Transactions, the terms and conditions of this Agreement, the material facts as to the Contemplated Transactions and the interests of certain shareholders and directors of Seller in and to the Contemplated Transactions and the parties involved therewith; specifically, and without limitation, that Stephen Lehman, the principal of Buyer, is a shareholder and director of, and consultant to, Seller. Notwithstanding the possible financial interests of any such shareholder, director or consultant of Seller in and to the Contemplated Transactions, the Board of Directors, with full knowledge of the facts and circumstances pertaining to the Contemplated Transactions and this Agreement, has approved of this Agreement and the Contemplated Transactions and believe them to be fair, just and reasonable.

SECTION 4.   TAX MATTERS.

       4.1 SALES, USE AND TRANSFER TAXES. Seller shall pay and indemnify Buyer against any liability for, all sales, value added, use, transfer, registration, stamp and similar Taxes ("Transfer Taxes") with respect to the Contemplated Transactions, including the purchase and sale of the Acquired Rights contemplated by this Agreement

       4.2 NO REPRESENTATION ON TAX CONSEQUENCES. Buyer and Seller have not made and are not making any representations to the others concerning any of the tax effects of the Contemplated Transactions. Buyer and Seller shall not be liable for or in any way responsible to the other because of any tax effect resulting from the Contemplated Transactions.

SECTION 5.   CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

             Buyer's obligation to purchase the Acquired Rights and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

       5.1 ACCURACY OF REPRESENTATIONS. All of Seller's representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

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       5.2   SELLER'S PERFORMANCE.    All of the covenants, agreements and
obligations that Seller and the Shareholder are required to perform or to comply with in all material respects pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

       5.3   CONSENTS.   All material Contracts shall be in full force and
effect on the Closing Date. Seller shall have obtained and shall have delivered to Buyer all third-party consents to the assignment of the material Contracts.

       5.4   NO ADVERSE CHANGE.   No material adverse change in condition or
status of the Acquired Rights or Seller shall have occurred, or be threatened or be reasonably likely to occur.

SECTION 6.   CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS TO CLOSE.

             Seller's obligations to sell the Acquired Rights and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

       6.1   Accuracy of Representations.   All of Buyer's representations and
warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

       6.2   BUYER'S PERFORMANCE.

             (a) All of the material covenants and obligations that Buyer are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

             (b)  Buyer shall have delivered the Purchase Price to Seller.

SECTION 7.   TERMINATION.

       7.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated as follows:

             (a) Upon the mutual written consent of Buyer and Seller, this Agreement may be terminated on such terms and conditions as agreed; or

             (b) By written notice of Buyer to Seller, if Seller breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within three days of the date of notice of breach or default served by Buyer; or

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             (c) By written notice of Seller to Buyer,  if Buyer breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within three days of the date of notice of breach or default served by the Seller; or

             (d) By written notice of Buyer to Seller, or by Seller to Buyer, if any court of competent jurisdiction shall have issued any order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the contemplated transactions; or

             (e) By written notice of Buyer to Seller if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, any action that would make the consummation of the Contemplated Transactions inadvisable or undesirable as determined by Buyer in its sole discretion; or

             (f) By written notice of Buyer to Seller, or by the Seller Representative to Buyer, if the Closing shall not have been consummated on or before March 27, 1998; or

             Notwithstanding the foregoing, no party hereto may effect a termination hereof at such time such party is in material default or breach of this Agreement.

       7.2 EFFECT OF TERMINATION BY SELLER. Each party's right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

SECTION 8.   INDEMNIFICATION.

       8.1 SURVIVAL. It is the express intention and agreement of the parties to this Agreement that all covenants and agreements set forth in this Agreement or in any agreement, certificate or instrument delivered in connection with the Closing (together, "Agreements") and all representations and warranties (together, "Warranties") made by Buyer and the Seller in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of Buyer or Seller) as follows:

             (a)  The Agreements shall survive the Closing without limitation.

             (b)  All Warranties shall survive the Closing without limitation.

       8.2 INDEMNIFICATION BY SELLER. Seller shall defend, indemnify and hold harmless Buyer and each of his Representatives and Affiliates (collectively, the "Buyer Indemnified Parties") from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages"), incurred by such Buyer Indemnified Party arising out of or related to: (i) any breach of the Agreements or Warranties given or made by Seller or Shareholder in this Agreement; (iii) any failure of the parties to comply with any "bulk sales" laws applicable to the transactions contemplated hereby; (iv) the exploitation of the Library or any other Acquired Asset or any portion thereof or the use or ownership of the Acquired Rights prior to the Closing Date.

SECTION 9.   PURCHASE OPTION.

       9.1 If the sale of the Acquired Rights to Buyer closes, then for a time period commencing on the Closing Date and continuing for 10 consecutive months (each month being deemed a period of 30 consecutive days with the first such month commencing on the day immediately following the Closing Date) thereafter (the "Option Period"), Buyer will grant to Seller the right to repurchase all, but not a portion of, the Library (and all Receivables, Contracts and Intellectual Property Rights then in existence and relating thereto) on the terms and conditions set forth herein ("Repurchase Option"). If Seller decides, in its sole discretion, to buy the Library within the Option Period, Seller will give written notice to Buyer of Seller's exercise of its Repurchase Option hereunder ("Exercise Notice"). If Seller fails to deliver the Exercise Notice prior to the expiration of the Option Period, the Repurchase Option shall automatically lapse and Seller shall thereafter have no right to repurchase the Library. The Repurchase Option shall be exercisable on the express conditions that at the time of the exercise of the Repurchase Option, Seller shall not be in default under this Agreement. The Repurchase Option is personal to Seller and may not be assigned by Seller to any Person without Buyer's prior written consent which may be given or denied in Buyer's sole and absolute discretion.
If Buyer assigns its interest in the Repurchase Option without such consent, the Repurchase Option shall automatically lapse.

       9.2 In the event Seller timely delivers the Exercise Notice, the date upon which Buyer receives the Exercise Notice shall be deemed the "Exercise Date" and the parties will enter, within five business days after the Exercise Date, into a new agreement with respect to said purchase and sale of the Library, upon the same terms as set forth herein changing only the purchase price, date for closing, and other terms that may be unique to the transaction as may then be required to account for any changes in the Library, Receivables, Contracts, Intellectual Property Rights, etc., as a result of Buyer's exploitation of the Library during the Option Period. Notwithstanding anything to the contrary contained herein, each party shall be responsible for all costs and expenses incurred by said party in connection with the new agreement, including, without limitation, attorneys fees and costs. The date of closing for the repurchase of the Library ("Repurchase Closing Date") shall be the date which is 10 business days after the Exercise Date.

       9.3   The purchase price for the Library shall be determined as follows:

             (a) In the event that the Exercise Date is on or before the date which is 90 days after the Closing Date set forth in Section 2.6 above, the purchase price shall be $1,650,000 less the "Adjustment Amount" (as defined below);

             (b) In the event that the Exercise Date is after the 90/th/ day after the Closing Date but on or before the date which is 180 days after the Closing Date set forth in Section 2.6 above, the purchase price shall be $1,750,000 less the "Adjustment Amount" (as defined below);

             (c) In the event that the Exercise Date is after the 180/th/ day after the Closing Date set forth in Section 2.6 above, but on or before the date which is 10 business days after the expiration of the Option Period, the purchase price shall be $1,850,000 less the "Adjustment Amount" (as defined below).

             (d) For the purposes hereof, the "Adjustment Amount" shall mean the amount of money actually received and collected by Buyer on account of the Receivables or other exploitation of the Library during the period commencing on the Closing Date set forth in Section 2.6 above and ending on the day immediately preceding the Repurchase Closing Date.

SECTION 10.  GENERAL PROVISIONS.

       10.1 EXPENSES. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that Seller has agreed to pay Buyer's counsel fees in connection with the negotiation and execution of this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. In any arbitration or litigation between some or all of the parties hereto involving the Contemplated Transactions, the prevailing party shall be entitled to receive reasonable attorneys' fees, court costs and other related expenses.

       10.2 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

     SELLER:
               Video City, Inc.
               6840 District Boulevard
               Bakersfield, California 93313
               Attention:  Robert Lee, Chairman
               Fax: (805) 397-5982

     with a copy to:

               Troy & Gould
               1801 Century Park East, 15th Floor
               Los Angeles, CA 90067
               Attention:  William J. Feis, Esq.
               Fax: (310) 201-4746

     BUYER:
               Conrad Entertainment, LLC
               15260 Ventura Boulevard, 5th Floor
               Sherman Oaks, CA 91403-5339
               Attention:  Stephen Lehman
               Fax: (818) 377-5330

     with a copy to:

               Heenan Blaikie
               A California Professional Corporation
               9401 Wilshire Boulevard, Suite 1100
               Beverly Hills, CA 90212
               Attention:  Scott B. Zolke, Esq.
               Fax: (310) 724-8340

       10.3 SERVICE OF PROCESS. Process in any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be served on any party anywhere in the world.

       10.4 FURTHER ASSURANCES. After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in Buyer good and marketable title to the Acquired Rights being transferred hereunder, free, clear and unencumbered, and Buyer shall from time to time, at the request of and without further cost or expense to the Seller or the Shareholder, execute and deliver such other instruments and take such other actions as may reasonably be requested in order more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

       10.5  WAIVER.    The rights and remedies of the parties to this Agreement
are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

       10.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

       10.7 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller may not voluntarily or involuntarily assign their interests under this Agreement without the prior written consent of Buyer. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

       10.8 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

       10.9 SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms. The word "or" includes the conjunctive sense.

       10.10 TIME OF ESSENCE. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

       10.11 GOVERNING LAW. This Agreement will be governed by the laws of the State of California without regard to the conflicts of law principles thereof. Any action, suit or proceeding brought by any party to this Agreement relating to or arising out of this Agreement or any other agreement, instrument, certificate or other document delivered pursuant hereto (or the enforcement hereof or thereof) must be brought and prosecuted as to all parties in, and each of the parties hereby consents to service of process, personal jurisdiction and venue in, the state and federal courts of general jurisdiction located in Los Angeles County, California.

       10.12 WAIVER OF JURY TRIAL. Each of Seller and Buyer hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to the Contemplated Transactions. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the Contemplated Transactions, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each of Seller and Buyer acknowledges that this waiver is a material inducement for the other to consummate the Contemplated Transactions, that the other has already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings. Seller and Buyer further warrant and represent that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by court.

       10.13  COUNTERPARTS.   This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

       10.14 MONETARY DAMAGES, SPECIFIC PERFORMANCE AND OTHER REMEDIES. The parties recognize that if any party refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the other parties for their injury. Such other parties shall therefore be entitled to obtain specific performance of the terms of this Agreement and other equitable relief (without being required to post bond or other security) in addition to any other remedies, including but not limited to monetary damages, that may be available to them. If any action is brought by any party to enforce this Agreement, the other parties shall waive the defense that there is an adequate remedy at law.

       10.15 NEGATION OF AGENCY, PARTNERSHIP. No provision of this Agreement or subsequent conduct of the parties shall be construed as making either party an agent, principal, partner or joint venturer with the other party, or as making either party responsible for the payment or reimbursement of any costs incurred by the other party in pursuing this transaction if this Agreement is terminated for any reason (other than as otherwise expressly set forth in this Agreement concerning responsibility for costs).

       10.16 EXECUTION. This Agreement shall not bind Seller or Buyer as an offer or an agreement unless signed by the party sought to be bound. The transmittal of an unexecuted draft of this document for purposes of review shall not be considered an offer to enter into an agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


BUYER:                                    CONRAD ENTERTAINMENT, LLC,
                                          A Nevada limited liability company,


                                      By:  /s/ Stephen Lehman
                                          ---------------------------
                                          STEPHEN LEHMAN, Member



SELLER:                                   VIDEO CITY INC.

                                      By: /s/ Robert Y. Lee
                                          ---------------------------
                                          ROBERT LEE, Chairman

                                  EXHIBIT "A"


                                   PICTURES


                                  VIDEO CITY
                         DOMESTIC FILM LIBRARY TITLES

      1.      Backstreet Justice

      2.      Betrayal of the Dove

      3.      Bitter Harvest

      4.      A Brilliant Disguise

      5.      Dominion

      6.      Double Exposure

      7.      The Double-O-Kid

      8.      Fleshtone

      9.      Galaxis

     10.      Hidden Fears

     11.      Illicit Behavior

     12.      Illusions

     13.      Invasion of Privacy

     14.      Last Call

     15.      Lone Wolf

     16.      Mind Killer

     17.      Night Eyes 2

     18.      Night Eyes 3

     19.      Night Eyes - Fatal Passion

     20.      Night Vision

     21.      Prey of the Chameleon

     22.      Project: Metal Beast

     23.      Relicator

     24.      Round Trip to Heaven

     25.      Scorned

     26.      Sleepstalker

     27.      Snapdragon

     28.      South Beach

     29.      Tropical Heat

     30.      When the Bough Breaks

     31.      Black Ice

     32.      Virtual Assassin

     33.      Power of Attorney

     34.      Forever

     35.      Charles Ghost

     36.      Ava's Magical Adventure

     37.      Hail Caesar

     38.      Huck & King of Hearts

     39.      Mardi Gras for Thieves

     40.      Project Shadowchaser

     41.      A Million to Juan

     42.      The Unmanageable

     43.      Dark Universe

     44.      Nights in White Satin

     45.      House of the Rising Sun

     46.      Hot Child in the City

     47.      Millions





                                  VIDEO CITY
                          FOREIGN FILM LIBRARY TITLES


      1.      A Brilliant Disguise

      2.      Backstreet Justice

      3.      Bitter Harvest

      4.      Dominion

      5.      Fleshtone

      6.      Hidden Fears

      7.      Sleepstalker

      8.      Snapdragon

      9.      When the Bough Breaks

                          [Intentionally Left Blank]

                                  EXHIBIT "C"


                        IRREVOCABLE LETTER OF DIRECTION


                               VIDEO CITY, INC.
                            6840 District Boulevard
                         Bakersfield, California 93313

                                 March 23, 1998


Ladies and Gentlemen:

        Pursuant to a Distribution Agreement (the "Distribution Agreement") relating to the film library previously owned by Prism Entertainment (the "Library"), and us, we are entitled to receive payments from time to time from
your account no.               account name:
                --------------,              -----------------------------------
(the "Account") with respect to the Library.

        We hereby authorize and direct you to make payment of all amounts owing and payable to us under the Distribution Agreement, and available to us from time to time, which have been deposited in the Account, to:

        Conrad Entertainment, LLC
        15260 Ventura Blvd., 5th Floor
        Sherman Oaks, California 91403

        The instructions contained in this letter may not be altered, modified or rescinded in any way without the express written consent of Conrad Entertainment, LLC.

        This letter shall also serve to notify you that pursuant to a Copyright Mortgage dated as of March 23, 1998, we have granted to Conrad Entertainment, LLC a security interest in and to the Account and all amounts on deposit therein from time to time and all proceeds hereof.


                                        Sincerely,

                                        VIDEO CITY, INC.




                                        By:
                                           --------------------------

                                           -------------,President